Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

PLBY Group, Inc.

Los Angeles, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statement on Form S-3 (File No. 333-264515), as amended by this Amendment No. 1, of our reports dated March 16, 2022, relating to the consolidated financial statements and the effectiveness of PLBY Group, Inc.’s (“Company’s”) internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2021.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Los Angeles, California

June 7, 2022